Exhibit 99.11

HEMACARE CORPORATION

Moderator:  Bob Chilton

08-29-2006/1:00 pm CT

Confirmation # 5434267

HEMACARE CORPORATION

Moderator: Bob Chilton

August 29, 2006

1:00 pm CT

Operator:                                                                      Good afternoon. My name is (Jessica) and I will be your conference operator today. At this time I would like to welcome everyone to the HemaCare Acquisition conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question then press the number 2 on our telephone keypad.

At this time I would like to introduce Mr. Bob Chilton, Chief Financial Officer. Thank you, Mr. Chilton. You may begin your conference.

Bob Chilton:                                                     Thank you, (Jessica). My name is Bob Chilton and I am the Executive Vice President and Chief Financial Officer for HemaCare Corporation. With me today is Judi Irving, HemaCare’s President and Chief Executive Officer. Before we begin our presentation I would like to remind you that during this call there may be forward-looking statements that are based on the company’s current expectations that are subject to various risks and uncertainties.

Actual results and outcomes could differ materially. Our presses and our report on Form 8-K as well as our other SEC filings identify factors that could affect future results. We encourage you to review these documents for additional information. And now I would like to introduce Judi Irving.

Judi Irving:                                                            Thank you, Bob. Welcome to the call. Today we announced the acquisition of Teragenix Corporation, a privately owned research support company. Teragenix based in Fort Lauderdale, Florida is a provider of human biological samples, quality control products and clinical trial management services. Teragenix was acquired for a combination of cash, notes, assumed debt and HemaCare common stock valued at $4.8 million.

Under the terms of the deal $2.3 million will be paid immediately in the form of cash and stock, $700,000 in notes and assumed debt and $1.8 million will be paid out over time based on meeting specific earn out targets.

A detailed description of the deal terms will be filed in the company’s upcoming Form 8-K.

The founders and owners of Teragenix are both members of the management team and will continue to operate the business from the Fort Lauderdale office.

I look forward to working with Joseph Mauro, the President of Teragenix and Valentin Adia, the company’s Vice President of Business Development.

I would also like to take this opportunity to welcome all of the Teragenix employees to the HemaCare team. We expect the acquisition to be immediately accretive to earnings. In 2005 Teragenix reported revenues of approximately $5 million, with a pre-tax profit of about $600,000.

As we have discussed in earlier communications, research support represents an opportunity for HemaCare and is a strategic focus of our company.

The acquisition of Teragenix represents a significant step in furthering our strategy to extend product and service offerings, to research focus customers, including biotechnology, pharmaceutical, and diagnostic companies.

The operations of Teragenix will be integrated with our current research activities, which as we reported earlier produce record levels of revenue in the second quarter of 2006. The research segment is a logical expansion of our core blood products business and our strategic intention is to continue to grow research revenues both organically and through acquisitions.

This concludes our opening remarks. We will now open the conference for your questions.

Jessica, would you please provide the callers with the necessary instructions?

Operator:                                                                      At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause just a moment to compile our Q&A roster.

Our first question comes from Maurice Levy.

Maurice Levy:                                           Hi there.

Judi Irving:                                                            Hello, Maury.

Maurice Levy:                                           Good luck. It sounds like a nice acquisition.

Judi Irving:                                                            Well thank you.

Maurice Levy:                                           And if – I guess your – how much stock did you have to give for this acquisition?

Judi Irving:                                                            We actually we will be disclosing all of the individual numbers in our upcoming 8-K, which will be filed in the next few days.

Maurice Levy:                                           Okay, so you can’t divulge it until you file it.

Judi Irving:                                                            Well yeah we can but it gets a little complicated with the cash and stock, so I’d prefer to do it in the 8-K.

Maurice Levy:                                           All right, so okay. That’s good. I wanted to ask you one question which I heard about about a week-and-a-half ago. Something to do with the regulation – regulatory authorities of the FBA. Did they question you guys for anything this year?

Judi Irving:                                                            Actually we did disclose in our filings that we did have a warning letter from the FDA. That letter was received in April based on an audit that was done earlier in the year.

Maurice Levy:                                           Oh an audit.

Judi Irving:                                                            It was an inspection.

Maurice Levy:                                           Oh okay.

Judi Irving:                                                            A regular FDA inspection that comes through.

Maurice Levy:                                           Oh okay.

Judi Irving:                                                            We have responded to their concerns.

Maurice Levy:                                           Was it a serious – what was the basis of the question?

Judi Irving:                                                            There are a number of issues that were identified in the document and we have gone through and we have responded to the FDA and have been in communication with them.

Maurice Levy:                                           Okay. It doesn’t look serious though, does it?

Judi Irving:                                                            Well I mean it’s a situation where you never want to get a warning letter.

Maurice Levy:                                           Yeah, right.

Judi Irving:                                                            Sorry.

Maurice Levy:                                           Yeah, I understand that.

Judi Irving:                                                            Yeah.

Maurice Levy:                                           Sometimes the government gets to get their nose in so many places.

Judi Irving:                                                            Right. But, you know, we have responded to the issues that they brought up. We’ve done the corrective action and...

Maurice Levy:                                           Oh you have. That’s good, okay.

Judi Irving:                                                            Yeah.

Maurice Levy:                                           So you did take corrective action. That’s the main thing. Well I wish you a lot of good luck and we’ll get the stock maybe going again.

Judi Irving:                                                            Thanks a lot.

Maurice Levy:                                           I wish I could help you guys.

Judi Irving:                                                            Well, you’re there for us so keep supporting us.

Maurice Levy:                                           All right, take care and good luck.

Judi Irving:                                                            Thank you.

Maurice Levy:                                           Bye-bye.

Operator:                                                                      Your next question comes from Peter Cayman.

Peter Cayman:                                            Yeah, hi. Thank you. Can you give a little bit of background in terms of either you identify the opportunity or what – and what the process was that culminated in the transaction? Was it an auction? Was it a direct discussion principle? Where there intermediaries involved? Can you share that with us please?

Judi Irving:                                                            Sure we can. We engaged a company called (Duff & Phelps) and they worked with us to identify and evaluate several organizations. One of the things we really felt was important was to identify a company that could complement what we were doing and to really build on our strength, particularly in the blood products side of our business. And we felt that Teragenix met the criteria that we set out.

Peter Cayman:                                            So if I could follow up, is it correct then that you had originally solicited them and they weren’t necessarily “for sale?” Or I guess I’m having – I’m not sure I understand how the process began.

Judi Irving:                                                            Yes, in the process we identified a number of companies that looked to be doing business in the space that we were interested in and we did approach them.

Peter Cayman:                                            Okay. And in that process that then followed were there other parties that were involved in some form of limited auction or was there only a direct discussion between HemaCare and Teragenix?

Judi Irving:                                                            It was a direct discussion.

Peter Cayman:                                            Okay. Thank you.

Judi Irving:                                                            Thank you.

Operator:                                                                      Your next question comes from Thomas Asher.

Thomas Asher:                                      Judi, I’m a little interested in the details of the warning letters. Fully knowing that a warning letter can be a time bomb or a dud. And don’t you think that it’s sufficiently important enough to indicate to the shareholders or to the investors that there is a very considerable negative potential to any sort of a warning letter, particularly of this nature?

Judi Irving:                                                            I understand your concern. And we did disclose the fact that there was a warning letter from the FDA in our earlier filings. We have taken action, which I believe is prudent and appropriate, given the nature of the issues that were identified. We do take quality extremely seriously in this organization. We have a fine quality team which we have expanded over the last 12 to 18 months. And we feel that we have addressed the issues that were identified.

Thomas Asher:                                      Well as I understand it, it was generally a case of failure to look back on previous patients who had received products that subsequently turned out to be from donors who converted to positive AIDS testing. And in my old book and the way the FDA runs things that is probably the most serious no-no a company could do.

Judi Irving:                                                            That issue, unfortunately, the way it was identified in the FDA warning letter there wasn’t the follow up point that was identified that during the inspection which basically indicated that that person upon further testing was not positive for AIDS.

Thomas Asher:                                      In other words you have followed up.

Judi Irving:                                                            We followed up at the time, so that person was...

Thomas Asher:                                      You mean the donor. There are two people here (unintelligible), the donor and the patient.

Judi Irving:                                                            Correct, the donor was not HIV positive.

Thomas Asher:                                      And are you still following the donor?

Judi Irving:                                                            I’m not able to comment on that particular point at this time. I don’t...

Thomas Asher:                                      How about following the patients who received the products from that donor?

Judi Irving:                                                            We have taken the appropriate action in terms of the look backs and the requirements were identified and followed correctly.

Operator:                                                                      Again if you would like to ask a question please press star and the number 1 our telephone keypad.

At this time we have no further questions.

Judi Irving:                                                            I want to thank everybody for participating in the call today and we’re very excited about this acquisition. Thank you very much.

Operator:                                                                      This concludes today’s teleconference. You may now disconnect.

END